EXHIBIT 10.79

Equity pledge contract

Party A Pledgee: State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd.

Legal representative: Zheng Fasong

Domicile: Weishuang Avenue, Caohai Town, Weining County, Guizhou Province

Party B Pledger：Jiangsu Zhonghong Photovoltaic Electric Co., Ltd

Legal representative: Xu Aojun

Domicile: Room 1108, Chengxin Building, No. 885 Chengxin Avenue, Jiangning District, Nanjing

Party C: Nanjing Qingchangyang New Energy Co., Ltd.

Legal representative: Rui Yun

Domicile: Room 201, Building 2, Huijin Xintiandi Plaza, No. 11 Shengtai Road, Jiangning District, Nanjing (Jiangning Development Zone)

1.	Party A and Party B have signed a cooperation agreement "Merger and Acquisition (Cooperative Development Agreement) of Xingren luchuying 35MWp Agricultural Photovoltaic Power Plant Project Xingren" . Agricultural photovoltaic power plant project. Party A , as the intended acquirer, cooperated with Party B to develop 35MWp agricultural photovoltaic power plant project in Xingren

2.	Party A signed Equity Purchase Agreement with Huaxia Financial Leasing Co., Ltd. for photovoltaic power plant project and promised to provide guarantee for financing the cooperation project. In order to guarantee Party A's right to the debtor, Party B voluntarily establishes a pledge with Party A's equity in Party C. To this end, in accordance with the "Contract Law of the People's Republic of China", the "Guarantee Law of the People's Republic of China" and other relevant laws and regulations, after the parties have reached consensus, this contract is hereby signed for implementation by both parties.

Article 1 All parties

1.	The Pledgor voluntarily provided 100% of its equity (hereinafter referred to as "pledged equity") in Jiangsu Qingchangyang New Energy Co., Ltd. (hereinafter referred to as "Jiangsu Qingchangyang") to establish pledge.

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2.	The Pledgee is a legally established and effectively existing company, and is the intended purchaser of Xingren 35MWP agricultural photovoltaic power plant project in xingren .

3.	Party C is a legally established and effectively existing company. It is a wholly-owned subsidiary of the Pledgor, and is the project company of Xingren 35MWP Agricultural Photovoltaic Power Plant Project in xingren (hereinafter referred to as the “Project”).Xingren County Almaden New Energy Co., Ltd., Ltd.'s parent company.

Article 2 Types and Amounts of Guaranteed Claims

1.	The guaranteed main creditor's rights are: Party A's right to recover from Xingren County Almaden New Energy Co., Ltd after undertaking guarantee responsibility according to the Equity Purchase Agreement signed with Huaxia Financial Leasing Co., Ltd.

2.	The amount of secured principal claim is expected to be: 217 million yuan

3	Duration of debtor's performance of debt

The time limit for the debtor to perform the debt is: within 5 days after Party A fulfills the Equity Purchase Agreement signed with Huaxia Financial Leasing Co., Ltd.

Article 4 Pledge Contents

The pledger owns 100% of the equity of Jiangsu Qingchangyang according to law (the subscription amount is RMB 1M Yuan), the pledger pledged the above 100% equity to the pledgee.

Article 5 Scope of pledge guarantee

The scope of the pledge guarantee includes the main debt and interest, liquidated damages, damages, and the cost of realizing the pledge.

Article 6 Registration and Release of Pledge

1.	Both the pledger and the pledgee agree to conduct a pledge with Jiangsu Qingchangyang Equity Registration Authority within 3 days after the entry into force of this agreement.

2.	After the pledger and the pledgee have reached consensus ，they shall complete the registration formalities for lifting the pledge.

7	Statements, Guarantees and Agreements of the Pledger and Qingchangyang

1.	Pledger, Jiangsu Qingchangyang is an enterprise legally established and effectively existing in accordance with Chinese law。

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2.	The Pledger is the legal owner of 100% equity of Jiangsu Qingchangyang, and has the power, right and ability to pledge the above-mentioned equity owned by it and / or transfer it to the pledgee in accordance with this agreement:

3.	The pledger has not established any pledge or other guarantee on the equity to be pledged and / or transferred under this agreement

4.	The Pledger and Jiangsu Qingchangyang have taken all necessary internal legal person actions to approve the equity pledge transaction under this agreement and approve and authorize a representative to sign and deliver this agreement.

5.	Without the consent of the pledgee, the pledger shall not dispose of the equity of Jiangsu Qingchangyang and the assets to which the project belongs.

8	Statements, Guarantees and Agreements of the Pledgee

1.	Pledgee is a legally established and effectively existing corporate legal person in accordance with Chinese law

2.	The Pledgee has taken all necessary internal company actions to approve and authorize a representative to sign and deliver this Agreement.

3.	The pledgee promises to handle the release of equity pledge after the two parties have reached consensus.

9	Dispute Resolution

In the event of any dispute arising out of or in connection with this Agreement or the interpretation of this Agreement, the parties agree to use their best efforts to resolve such disputes through friendly negotiation. If the negotiation fails, the plaintiff's people's court in the jurisdiction where the domicile is located shall be sued.

10	Entry into force and text

1.	This agreement is stamped by the Pledger, the Pledgee and Jiangsu Qingchangyang and signed by an authorized representative. This agreement takes effect on the date of signing and stamping by the three parties.

2.	After this agreement takes effect, the parties shall not alter or terminate it without authorization. If this agreement needs to be changed or cancelled, the pledger, the pledgee and Jiangsu Qingchangyang shall reach an agreement through a tripartite agreement, and a written cancellation agreement shall be reached. This agreement remains in effect until a written termination agreement is reached.

3.	This agreement is in seven copies. The Pledger, Pledgee and Jiangsu Qingchangyang each hold two copies, one for pledge registration.

Signed date: December 13, 2019

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